 Exhibit 10.2

Altairnano 2008 Incentive Bonus
Plan Document

Purpose – The annual Incentive Bonus is intended to compensate all regular employees for achieving pre-determined individual (for Level 2 - 6 employees only) and corporate goals. The Bonus is a key element of the Company’s total compensation plan for all employees. This document outlines the scope and administration of the 2008 Incentive Bonus Plan.

Eligibility – All regular employees are included in the plan. The extent of their participation is based on their actual earned covered compensation for 2008. A participant must be an employee on the date the bonus is paid to receive a bonus award. We do not consider a bonus under this plan to be earned until the date it is paid. This plan is not a contract and may be amended, eliminated or replaced at Altairnano’s sole discretion.

Overview of Plan
The 2008 Incentive Bonus Plan is based upon the Individual Employee and Total Company Performance, equally weighted for Levels 2 – 6, 50% of Incentive Bonus Opportunity based on Individual Employee Performance and 50% of Incentive Bonus Opportunity based on Company Performance. The Incentive Bonus for Levels 7 –13 is based on 100% on Company Weighted Performance.

The Company Weighted Performance has four components:

Component	Target	Weighting
Total Revenue Order Backlog Cash at Year End Safety	$ 12.5 million $ 7.6 million $ 25 million 5.5 OSHA Incidence Rate	25% 25% 45% 5%

The Incentive Bonus is triggered when Employee Performance meets or exceeds 100% of the individual objectives. The Incentive Bonus for Company Weighted Performance is triggered when 100% of target performance is achieved, as well. The multiplier achieved increases linearly from 100% to 150% for 100% to 125% Performance, as illustrated below in Chart 1. Employee performance is capped at 125%; Company weighted performance is also capped at 125%.

The amount of the Incentive Bonus varies by Employee Level (Chart 2):

Employee Level	Incentive Bonus Opportunity (% of Employee Salary)
	Opportunity	Cash Payout	Stock Payout
2 to 6	15%	100%	0%
7 to 8	25%	60%	40%
9 to 10	40%	60%	40%
11 to 12	60%	60%	40%
13	80%	60%	40%

Bonus Generation – The Bonus Pool is determined after year-end when the audited financial results are made available. The calculation of bonus will be made by the CFO or his designee, confirmed by the independent auditor and approved by the Board Compensation, Nominating and Corporate Governance Committee before distribution.

The four weighted components of the Company Performance are defined as:

Total Revenue – The total revenues recorded for 2008 in accordance with GAAP as reported on the audited financial statements.

Order Backlog – The amount any customer is firmly committed to purchase during 2009 or thereafter as set forth in any signed PO or contract, customer collaboration or grant, measured at year-end in accordance with GAAP and SEC reporting standards.

Cash at Year End – The sum of Cash and Cash Equivalents reported on the audited financial statements at year end, net of any cash raised from the sale or exercise of options, warrants and new issuance of shares.

Safety – The OSHA incidence rate for the Company as reported by EH&S.

Bonus Payout – There are target payouts for each Level (Chart 2). Each employee may receive more or less than the target payout for their Level. (However, the total bonus pool award earned by the Company is not affected by these adjustments.)

Employees for Levels 2 – 6 receive a cash payment; employees at Levels 7 – 13 (including all executive officers) will receive payment as 60% cash and 40% ALTI stock grant. The Compensation, Nominating and Corporate Governance Committee must approve the overall Plan award and the individual awards for all executive officers.

The number of shares issued is determined using the value weighted average price (VWAP) of ALTI shares during the bonus earnings period of January – December 2008.  The Grant Date establishes the taxable value of the bonus stock to the employee, regardless of the award date. An example follows.

Chart 3 - Payout Example – Assuming $25,000 bonus for a level 7 employee

Bonus Calculation
Cash Allocation at 60%	$15,000
Stock Allocation at 40%	$10,000
Total	$25,000

Stock Allocation	$10,000
Divided by VWAP Price	$3.78
Equals Number of Shares Granted	2,646

Calculation for Stock Grant Earnings
Taxable Shares Granted	2,646
Closing Price on day prior to Grant Date (03/02/09)	x $3.15
Taxable Stock Value	$8,335

Reported Earnings (W2)
Gross Cash Distribution	$15,000
Taxable Stock Value	$8,335
Total Taxable Bonus Value	$22,335

(note – tax withholding on both earnings elements will be deducted from the cash portion)

Discretionary Bonus & Adjustments – The Compensation, Nominating and Corporate Governance Committee may also make discretionary bonuses from time to time if it determines, after considering the total base salary, annual incentive bonus and equity-based compensation to an employee(s), that the total compensation otherwise earned by the employee(s) underrepresented the value or contribution of the employee(s) during the year. Conversely, an employee may receive less than the target payout for his or her level if the value or contribution of the employee during the year was inadequate or inferior to what was expected from an employee in his or her position.

Disability, FMLA and Workers’ Comp – The intent of the Incentive Bonus Plan is to reward individual performance and company performance contributions per the stated rules and procedures in this document. If an eligible employee is absent from their regular position due to FMLA, workers' compensation or disability, they are still eligible for an earned award based on the pro-rata number of actual days worked and the resultant covered compensation. Amounts of funds received from Workers’ Compensation, disability insurance benefits or other sources are not to be included in the calculation of earned covered compensation.

Extraordinary Events – In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which Altair Nanotechnologies Inc. or the subsidiary for which employee primarily provides services is a party, any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Altair Nanotechnologies Inc. or the subsidiary for which employee primarily provides services, or the transfer by one or more shareholders, in one transfer or several related transfers, of 50% of more of the common shares outstanding on the date of such transfer (or the first of such related transfers) to persons, other than wholly-owned subsidiaries or family trusts,  who were not shareholders of the Altair Nanotechnologies Inc. prior to the first such transfer (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select, prior to the consummation of the Transaction, one of the following alternatives for treating this incentive bonus plan: (a) this incentive bonus plan shall be remain in effecting accordance with its terms; (b) this incentive bonus plan shall remain in effect in accordance with its terms but shall be assumed (in total and/or with respect to employees who primarily provide services to transferred subsidiaries or business units) by the surviving corporation of any Transaction (including, if applicable, the purchaser of a business unit or its assets); or (c) any future accruals under this incentive bonus plan shall terminate as of the consummation of the Transaction and all bonus components, target bonuses and other aspects of this incentive bonus plan shall be pro-rated based upon the number of days that have elapsed in the calendar year.

Example Scenarios – Several example scenarios of Bonus Award calculation are illustrated as Chart 4.

Note - Nothing in this Plan Document should be construed as a contract of employment or otherwise alter the at-will nature of each participant’s employment with the Company.